Park City Group Appoints Ed Clissold as Chief Financial Officer

Park City, Utah -- August 6, 2012 --Park City Group (NYSE: AMEX: PCYG) today announced that Edward Clissold has been appointed Chief Financial Officer of the Company.  Mr. Clissold will succeed David Colbert who resigned effective August 2, 2012 to pursue another professional opportunity.

Mr. Clissold has served as Park City Group’s General Counsel since March 2002 and will continue on in dual roles for the Company.  Prior to that, he served as General Counsel for Mrs. Fields’ Cookies from August 1987 to April 1995 and was also in private practice. Mr. Clissold holds a Bachelors degree in Finance from the University of Utah and a Law Degree from Brigham Young University.

“In his legal capacities, Ed has worked extensively on our finance, accounting and related matters.  Combined with his breadth of experience, he is a logical choice for our new Chief Financial Officer,” said Randall K. Fields, Chairman and Chief Executive Officer.  “Ed has been a colleague for many years in multiple ventures. The Board of Directors and I are confident in his abilities to help us achieve our strategic plans."

“We would like to thank Dave Colbert for his contribution to the Company as CFO and we wish him well in his new endeavor,” concluded Mr. Fields.

About Park City Group

Park City Group (NYSE Amex: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain.  With over $100 million invested in development and 16 years of commercialization surrounding its proprietary scan based data platform, the Company’s services increase customers’ sales and profitability, while ensuring regulatory compliance for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps retail and consumer packaged goods customers turn transactional information into actionable strategies to lower inventory, increase sales and improve efficiencies in the supply chain.

The Company’s Food Safety Global RegistryTM provides food retailers and suppliers with a robust solution that will help them protect their brands and remain in compliance with rapidly evolving regulations in the recently-passed Food Safety Modernization Act.  The Food Safety Global Registry, an internet-based technology, will enable all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.  For more information, go to www.parkcitygroup.com.

Investor Relations Contact:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051

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